SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC  20549



                            FORM 8-K


                     Current Report Pursuant
                  to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


Date of report (Date of earliest event reported)  April 18, 1997

           __________________________________________


                            XCL LTD.
     (Exact Name of Registrant as Specified in Its Charter)


                            Delaware
         (State or other Jurisdiction of Incorporation)


     1-10669                                 51-0305643
(Commission File Number)                     (I.R.S. Employer
Identification Number)


                      110 Rue Jean Lafitte
                   Lafayette, Louisiana 70508
            (Address of Principal Executive Offices)


                          318-237-0325
      (Registrant's Telephone Number, Including Area Code)



Item 9.   Sales of Equity Securities Pursuant to Regulation S.

      As set forth below, the Company sold in a private placement in compliance with Regulation S under the Securities Act of 1933, as amended ("Securities Act"), an aggregate of 3,000,000 shares of Common Stock through the exercise of warrants previously granted to Providence Capital Ltd. These warrants were initially issued on December 31, 1996 as incentive to exercise 4,168,000 warrants acquired in connection with series of Unit offerings conducted through Rauscher Pierce & Clark, Inc., and its wholly-owned subsidiary, Rauscher Pierce & Clark Ltd., as the Placement Agent, in compliance with Regulation S of the Securities Act.

      Further, on April 22, 1997, the Company sold in a private placement in compliance with Regulation S under the Securities Act, 66,900 shares of Common Stock through the exercise of warrants previously granted to Sreedeswar Holdings, Inc. These warrants were initially issued on December 22, 1995, in connection with a series of Unit offerings conducted through Rauscher Pierce & Clark, Inc., and its wholly-owned subsidiary, Rauscher Pierce & Clark Ltd., as the Placement Agent, in compliance with Regulation S of the Securities Act. The Company agreed to reduce the exercise price of such warrants provided the warrants were immediately exercised. Pursuant to such agreement the initial warrant exercise prices of $0.25 per share were reduced to $0.21 per share, net, with the Placement Agent accepting $0.01 per share rather than 8% of the exercise price as set forth in the Placement Agreement.

   Exercise          Warrants      Shares              Net
     Date            Exercised     Issued        Consideration
-------------        ---------    ---------      -------------
April 18, 1997         440,289      440,289        $  55,036
April 22, 1997          66,900       66,900        $  14,049
April 30, 1997       2,559,711    2,559,711        $ 319,964

In all instances the warrants were exercised outside the U.S. by persons or entities who certified that they were non-U.S. persons as defined in Regulation S and the shares were all delivered against payment outside the U.S. in accordance with such Regulation.

                           SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        XCL LTD.

     May 1, 1997                        /s/ David A. Melman
________________________         By:_______________________________
        Date                            David A. Melman
                                        Executive Vice President